Exhibit 3.2

Execution Version

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
CENTENNIAL RESOURCE DEVELOPMENT, INC.

Centennial Resource Development, Inc. (f/k/a Silver Run Acquisition Corporation), a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on October 11, 2016, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1.  Designation and Number of Shares.  Pursuant to the Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of one (1) share of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

SECTION 2.  Permitted Owners.  The Series A Preferred Stock may be issued only to, and registered in the name of, Centennial Resource Development, LLC, a Delaware limited liability company (“CRD”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5.

SECTION 3.  Voting.  Except as provided herein, the holder of the Series A Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Corporation generally are entitled to vote.

SECTION 4.  Dividends.  Notwithstanding anything to the contrary in the Amended and Restated Certificate, dividends shall not be declared or paid on the Series A Preferred Stock.

SECTION 5.  Transfer of Series A Preferred Stock.  Neither the Series A Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, except to an Affiliate (as defined in the Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC, a Delaware limited liability company, dated as of October 11, 2016, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”)) of CRD.

SECTION 6.  Conversion; Redemption.  The Series A Preferred Stock is not convertible into any other security of the Corporation.  The Series A Preferred Stock will be redeemable for the par value thereof by the Corporation (1) at such time that CRD, NGP Centennial Follow-On LLC, a Delaware limited liability company, Celero Energy Company, LP, a Delaware limited partnership and their respective affiliates cease to hold, in the aggregate, at least five million (5,000,000) Common Units (as defined in the LLC Agreement) and/or shares of Class A Common Stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock or the Common Units into a greater or lesser number of shares of Class A Common Stock or Common Units occurring after the date of this Certificate of Designation), (2) at any time at the option of the holder thereof or (3) upon a breach of the restrictions on transfer in Section 5.

SECTION 7.  Director Election.  So long as the Series A Preferred Stock remains outstanding, the holder of the Series A Preferred Stock will be entitled to nominate one (1) director for election to the Board in connection with any vote (whether at a meeting or by written consent) of the stockholders of the Corporation for the election of directors, and the vote of the holder of the Series A Preferred Stock shall be the only vote required to elect such nominee to the Board (such director, in such capacity, the “Series A Director”).  So long as the Series A Preferred Stock remains outstanding, vacancies on the Board resulting from the death, resignation, retirement, disqualification or removal of a Series A Director shall be filled only by the affirmative vote of the holder of the Series A Preferred Stock (and not pursuant to Section 5.3 of the Amended and Restated Certificate).  The Corporation will have the right to cause the removal of the Series A Director from the Board immediately upon redemption of the Series A Preferred Stock in accordance with Section 6.  The Series A Director shall not be included in any of the classes created pursuant to Section 5.2(b) of the Amended and Restated Certificate.

SECTION 8.  Liquidation, Dissolution or Winding Up of the Corporation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock of the Corporation and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to $0.0001 per share.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 11th day of October, 2016.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Mark G. Papa
	Name:	Mark G. Papa
	Title:	Chief Executive Officer

[Signature Page to Certificate of Designation]